    As filed with the Securities and Exchange Commission on March 31, 1999
                                                      Registration No. 333-
                                                                           ----
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          --------------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933
                          --------------------------
                        TOTAL RENAL CARE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                                      51-0354549
  (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                     Identification No.)

                     21250 Hawthorne Boulevard, Suite 800
                        Torrance, California 90503-5517
                                (310) 792-2600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          --------------------------

                        Total Renal Care Holdings, Inc.
                  1999 Non-Executive Officer and Non-Director
                           Equity Compensation Plan
                           (Full title of the plan)

                                 JOHN E. KING
                            Chief Financial Officer
                        Total Renal Care Holdings, Inc.
                     21250 Hawthorne Boulevard, Suite 800
                        Torrance, California 90503-5517
                                (310) 792-2600
                          --------------------------

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                              Cynthia M. Dunnett
                              Riordan & McKinzie
                        300 S. Grand Avenue, 29th Floor
                         Los Angeles, California 90071
                                (213) 629-4824

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
 Title of each class of       Amount        Maximum          Maximum        Amount of
    securities to be           to be      Offering Price     Aggregate      Registration
       registered            Registered   Per Share/(1)/   Offering Price       Fee
----------------------------------------------------------------------------------------------------------------------------
     Common Stock        4,000,000 shares    10.44           41,760,000       $ 11,610
============================================================================================================================

/(1)/      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457, based on the average of the high and low sales prices of our common stock on March 29, 1999, respectively, as reported on the New York Stock Exchange.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

          The SEC allows us to "incorporate by reference" into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this registration statement is considered to be part of this registration statment, and information that we file later with the SEC automatically updates and supersedes any information in this registration statement. We incorporate by reference into this registration statement the documents listed below:

          (1) Our annual report on Form 10-K for the fiscal year ended December 31, 1998; and

          (2) The description of our common stock contained in our registration statement on Form 8-A, filed October 21, 1995.

Item 4.   Description of Securities.

          Not applicable.


Item 5.   Interests of Named Experts and Counsel.

          Not applicable.


Item 6.   Indemnification of Directors and Officers.

          We are a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by that person in connection with a threatened, pending or completed suit or proceeding in which that person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, provided that:

       . The person acted in good faith and in a manner reasonably believed to be in the best interests of the corporation; and

       . With respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     If the suit is by or in the name of the corporation, the corporation may indemnify the person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of the suit if the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. No indemnification may be made, however, when the person is found to be liable to the corporation unless the court in which the suit is brought determines that the person is fairly and reasonably entitled to indemnity for an expense.

     Article XI, Section 1 of our bylaws provides for indemnification of persons to the fullest extent permitted by the Delaware General Corporation Law.

     In accordance with the Delaware General Corporation Law, our certificate of incorporation limits the personal liability of our directors for violations of their fiduciary duty. The certificate of incorporation eliminates each director's liability to us or our stockholders for monetary damages except:

    . For any breach of the director's duty of loyalty to us or our stockholders;

    . For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . Under Section 174 of the Delaware General Corporation Law which provides for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or

    . For any transaction from which a director derived an improper benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. This provision will not, however, limit the liability of directors for violations of the federal securities laws.


Item 7.   Exemptions from Registration Claimed.

          Not applicable.


Item 8.   Exhibits.

4.1 Total Renal Care Holdings, Inc. 1999 Non-Executive Officer and Non-Director Equity Compensation Plan.

5.1       Opinion of Barry C. Cosgrove, General Counsel, Total Renal Care
          Holdings, Inc.

23.1 Consent of Barry C. Cosgrove, General Counsel, Total Renal Care Holdings, Inc. (included in Exhibit 5.1).

23.2      Consent of PricewaterhouseCoopers LLP.

24.1      Powers of Attorney (included on page II-4).

Item 9.   Undertakings.

     We hereby undertake:

     . To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided however, that paragraphs (1) and (2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     . That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment will be considered a new registration statement relating to the securities offered, and the offering of securities at that time will be considered the initial bona fide offering of those securities.

     . To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     . That, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d), that is incorporated by reference in the registration statement will be considered a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be considered the initial bona fide offering thereof.

     We have been advised that in the opinion of the SEC the indemnification of our directors, officers and controlling persons for liabilities under the Securities Act of 1933 is against public policy as expressed in that act and is unenforceable. In the event that a claim for indemnification against these liabilities, other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification is against public policy as expressed in the act and will be governed by the final adjudication of that issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Torrance, State of California, on March 30, 1999.

                               TOTAL RENAL CARE HOLDINGS, INC.

                               By: /s/ John E. King
                                  --------------------------------------
                                     John E. King
                                     Senior Vice President, Finance
                                     and Chief Financial Officer

                               POWERS OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John E. King, Victor M.G. Chaltiel and Barry C. Cosgrove, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

       Signature                        Title                       Date
       ---------                        -----                      -----
                          Chairman of the Board, Chief          March 30, 1999
/s/ Victor M.G. Chaltiel  Executive Officer, President and
------------------------  Director (Principal Executive
Victor M.G. Chaltiel      Officer)


                          Senior Vice President, Finance        March 30, 1999
/s/ John E. King          and Chief Financial Officer
------------------------  (Principal Financial Officer)
John E. King


/s/ John J. McDonough     Vice President and Chief             March 30, 1999
------------------------  Accounting Officer (Principal
John J. McDonough         Accounting Officer)


/s/ Maris Andersons                    Director                March 30, 1999
------------------------
Maris Andersons
                                       Director                March 30, 1999
/s/ Peter T. Grauer
------------------------
Peter T. Grauer

/s/ Regina E. Herzlinger               Director                March 30, 1999
------------------------
Regina E. Herzlinger

/s/ Shaul G. Massry                    Director                March 30, 1999
------------------------
Shaul G. Massry

                               Index To Exhibits



Sequentially
Numbered
Exhibit                      Description                 Page Number
-------------                -----------                 -----------


4.1 Total Renal Care Holdings, Inc. 1999 Non-Executive Officer and Non-Director Equity Compensation Plan.

5.1   Opinion of Barry C. Cosgrove, General Counsel, Total Renal Care Holdings,
      Inc.

23.1 Consent of Barry C. Cosgrove, General Counsel, Total Renal Care Holdings, Inc. (included in Exhibit 5.1).

23.2  Consent of PricewaterhouseCoopers LLP.

24.1  Powers of Attorney (included on page II-4).